U.S. SECURITIES AND EXCHANGE  COMMISSION
                         WASHINGTON, D.C. 20549

       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
 Section 17(a) of the Public Utility Holding Company Act of 1935 or
        Section 30(f) of the Investment Company Act of 1940


----------------------------------------   -----------------        --------------------------       -------------
1. Name and Address of Reporting Person    2. Date of Event        4. Issuer Name and Ticker
                                              Requiring Statement     or Trading Symbol
                                              (Month/Day/Year)

SPENSE           NIGEL                      MAY 18, 1998           AremisSoft Corporation (AMFT)
---------------------------------------     ----------------       -----------------------------
(Last)        (First)      (Middle)         3. IRS or Social      5. Relationship of Reporting       6. If Amendment,
                                             Security Number of      Person to Issuer                  Date of Original
                                             Reporting Person     (Check all applicable)               (Month/Date/Year)
                                             (Voluntary)          [ ]Director [ ]10% owner
                                                                  [x]Officer  [ ]other               7. Individual or
C/O AREMISSOFT CORPORATION,                     -                 (title below) (specify below)      Joint/ Group Filing
GOLDSWORTH HOUSE, DENTON WAY,                                     Chief                              (check applicable line)
-----------------------------                                     Financial Officer                  x Form filed by One
                                                                                                       Reporting person
(Street)                                                                                             --Form filed by more
WOKING SURREY GU213LG UNITED KINDOM                                                                  than one reporting
                                                                                                      person
----------------------------------------------------------------------------------------------------------------------------

(City)    (State)   (Zip)                                         TABLE 1 - NON-DERIVATIVE
                                                                  SECURITIES BENEFICIALLY OWNED

1.  Title of Security (Instr. 4)            2.  Amount of         3. Ownership Form:    4.  Nature of
                                            Securities             Direct (D) or        Indirect
                                          Beneficially Owned      Indirect (I)         Beneficial
                                             (Instr. 4)             (Instr. 5)          Ownership
                                                                                        (Instr.5)
NO SECURITIES ARE BENEFICIALLY OWNED.          N/A                  N/A                  N/A

REMINDER: REPORT ON A SEPARATE LINE FOR EACH CLASS OF SECURITIES BENEFICIALLY OWNED DIRECTLY OR INDIRECTLY.
                                         (OVER)
                                          (PRINT OR TYPE RESPONSES)

FORM 3 (CONTINUED) TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., puts, calls, warrants, options, convertible securities)


1.  Title of Derivative Security       2. Date         3.  Title        4.Conversion 5.Ownership    6.  Nature of
    (Instr. 4)                         Exercisable     and Amount       or Exercise  Form of        Indirect
                                       and Expiration  of Securities    Price of     Derivative     Beneficial
                                       Date            Securities       Derivitive   Security:      Owernship
                                       (Month/         Underlying       Security     Direct (D) or  (Instr. 5)
                                       Day/Year)       Derivative                    Indirect
                                                      Security                       (I) (Instr.
                                                       (Instr.                         5)
                                                        4)

                                       Date           Expiration                      Amount or
                                       Exer-          Date               Title        Number of
                                       cisable                                        Shares
THERE ARE NO SECURITIES BENEFICIALLY   N/A             N/A                N/A         N/A

Explanation of Responses:






                                                              NIGEL SPENSE
**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
                                                                 MAY 28, 1998
   SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
           **Signature of Reporting Person
Date

Note:  File three copies of this Form, one of which must be manually signed.
If space provided is insufficient,
           Nigel Spense
         SEE Instruction 6 for procedure.
                                                                         PAGE 2